UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                                       December 12, 2006

EDGE PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22149	76-0511037
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1301 Travis, Suite 2000

Houston, Texas 77002

(Address of principal executive offices)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 12, 2006, Edge Petroleum Production Company and Edge Petroleum Corporation (together, “Edge”) entered into a Purchase and Sale Agreement (the “Agreement”) with Kerr McGee Oil & Gas Onshore L.P., as seller (“Seller”) relating to the sale to Edge of certain working interests in the Chapman Ranch Field in Nueces County, Texas. Kerr McGee Oil & Gas Onshore L.P. was recently acquired by Anadarko Petroleum Corporation. In late 2005 Edge acquired non-operated working interests in seven producing wells in this field ranging from approximately 44% to 50%. Under the Agreement, Edge will be acquiring an additional 44% to 50% working interest in those same wells and an 88% working interest in two additional wells in the same field. Edge will also assume operatorship of Chapman Ranch following closing of the acquisition. The closing of the Agreement is scheduled to occur on or before December 28, 2006.

Edge has committed to purchase the working interests for approximately $26.0 million, before accounting for the results of operations between the December 1, 2006 effective date and the closing date and other customary purchase price adjustments. Edge plans to finance this transaction by utilizing the increased credit facility borrowing capacity that it expects to be made available as a result of the transaction.

Edge has paid the Seller a deposit in the amount of 10% of the purchase price before adjustment (in the amount of $2.6 million (the “Deposit”)) to be applied against the purchase price payable at the closing. Generally, Edge is entitled to the return of the Deposit unless the closing has not occurred by January 31, 2007, and the Seller terminates the Agreement because Edge has failed to comply with the provisions of the Agreement relating to satisfaction of the Seller’s conditions to closing or because of any default or breach by Edge of its obligations under the Agreement.

The obligations of the parties under the Agreement are subject to specified closing conditions, including, among other things, accuracy of representations and warranties, and claimed title defects and specified other claims not exceeding, in each case, 10% of the unadjusted purchase price. Under the Agreement, Edge will assume the liabilities related to the purchased assets, subject to specified exclusions. The Agreement is included as exhibit 2.1 to this report and is incorporated herein by reference.

Statements regarding the consummation, timing or financing of the transactions, future development and exploration opportunities, additional drilling locations, expected working interest, Edge’s financing plans, augmentation of credit line, any effect or benefit of the transaction and any other statements that are not historical facts, are forward looking statements that involve certain risks, uncertainties and assumptions which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include but are not limited to costs and difficulties related to the evaluation and integration of the acquired businesses and assets, costs, delays and other difficulties related to the transactions, actions by seller in the transactions, results of adjustments and other pre-closing matters, closing conditions to the transaction, consent to increased credit line by lenders, the timing and extent of changes in commodity prices for oil and natural gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about estimates of reserves, competition and government regulation and the ability of Edge to meet its business and financial goals and other factors included in Edge’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could vary materially from those indicated.

Item 7.01. Regulation FD Disclosure.

On December 13, 2006, Edge issued a press release announcing the execution of the purchase agreement referred to in Item 1.01 above.  A copy of this press release is attached hereto as Exhibit 99.1.

The  information  furnished  in this  Item 7.01 and the  related  exhibit furnished in Item 9.01 shall not be deemed “filed” for purposes of Section 18 of the  Securities  Exchange  Act of 1934,  as amended  (the  “Exchange  Act”),  or otherwise subject to the liabilities of that section.  Such information may only be  incorporated  by reference  in another  filing under the Exchange Act or the Securities  Act of 1933,  as amended,  if such  subsequent  filing  specifically references such information.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description

2.1

Purchase and Sale Agreement between Kerr McGee Oil & Gas Onshore, L.P., as Seller, and Edge Petroleum Production Company, as Purchaser, and Edge Petroleum Corporation, as Additional Purchaser dated December 12, 2006.

99.1	Press Release dated December 13, 2006 issued by Edge Petroleum Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: December 18, 2006	By:	/s/ MICHAEL G. LONG
Michael G. Long
Executive Vice President and Chief Financial
and Accounting Officer